Exhibit (a)(11)

Toyota Industries Corporation Announces Extension of Cash Tender Offer for Shares of Cascade Corporation

January 24, 2013, Kariya, Japan – Toyota Industries Corporation (Tokyo Stock Exchange: 6201) (“TICO”) today announced that Industrial Components and Attachments II, Inc. (“Purchaser”), an indirect wholly owned subsidiary of TICO, has extended its tender offer for all outstanding common shares of Cascade Corporation (NYSE: CASC) (“Cascade”) for $65.00 per share (the “Offer”). The Offer was scheduled to expire at 12:00 midnight, New York City time, on Thursday, January 24, 2013. With the consent of Cascade, the Offer has been extended to expire at 12:00 midnight, New York City time, on Thursday, February 28, 2013, unless further extended. All other terms and conditions of the Offer remain unchanged.

As previously announced, TICO received a Request for Additional Information and Documentary Material (the “Second Request”) from the Antitrust Division of the Department of Justice (the “Antitrust Division”) with respect to the Offer and it is currently in the process of responding to the Second Request. Cascade informed TICO that it also received a Request for Additional Information and Documentary Material from the Antitrust Division and that it is currently in the process of responding to such request and intends to cooperate with the Antitrust Division with respect to such request. As a result of the Second Request, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) during which the Antitrust Division is permitted to review the proposed transaction has been extended until 11:59 p.m., New York City time, on the 10th calendar day after TICO’s substantial compliance with the Second Request, unless such waiting period is earlier terminated. TICO expects to continue to work cooperatively with the Antitrust Division as it conducts its review of the proposed transaction in order to respond to and resolve expeditiously any questions the Antitrust Division may have. The Offer is now scheduled to expire at 12:00 midnight, New York City time, on Thursday, February 28, 2013. The transaction is expected to be completed immediately upon receiving regulatory approval from the Antitrust Division.

Computershare Trust Company, N.A., the depositary for the Offer, has advised TICO that, as of 5:00 p.m., New York City time, on January 24, 2013, 10,334,178 shares of common stock of Cascade had been validly tendered and not properly withdrawn in the Offer (including 333,400 shares tendered pursuant to notices of guaranteed delivery), representing approximately 92.3% of Cascade’s outstanding shares. Shareholders who have already tendered their shares of common stock of Cascade do not have to re-tender their shares or take any other action as a result of the extension of the expiration date of the Offer.

Nomura Securities is serving as exclusive financial advisor to TICO and White & Case LLP is serving as TICO’s legal advisor in connection with the transaction. BofA Merrill Lynch is serving as exclusive financial advisor to Cascade, and Miller Nash LLP is serving as Cascade’s legal advisor.

Contacts

Toyota Industries Corporation:

TICO

Takashi Yoshida, Manager, PR Department

+81 ###-##-####

Brunswick Group

Sarah Lubman / Monika Driscoll

+1 (212) 333-3810

Cascade Corporation:

Joseph G. Pointer, Chief Financial Officer

+1 (503) 669-6300

About Toyota Industries Corporation

Toyota Industries Corporation is a leading transportation equipment company engaged primarily in the manufacture and sale of automobiles, materials handling equipment and textile machinery, as well as in the logistics business in Japan and internationally. Toyota Industries Corporation’s common stock is listed on the Tokyo Stock Exchange where it trades under the symbol “6201”. For more information about Toyota Industries Corporation, please visit www.toyota-industries.com.

About Cascade Corporation

Cascade Corporation is one of the world’s leading manufacturers of materials handling load engagement devices and related replacement parts, primarily for the lift truck industry and to a lesser extent, the construction industry. Cascade Corporation’s common stock is listed on the New York Stock Exchange where it trades under the symbol “CASC”. For more information about Cascade Corporation, please visit www.cascorp.com.

Additional Information

This release is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. Toyota Industries Corporation has caused its wholly owned subsidiary, Industrial Components and Attachments II, Inc., to file with the SEC a Tender Offer Statement on Schedule TO (including an offer to purchase, forms of letter of transmittal and related tender offer documents, which has been mailed to Cascade Corporation shareholders). Any offers to purchase or solicitations of offers to sell shares of Cascade Corporation Common Stock are made only pursuant to such Tender Offer Statement. Investors and Cascade Corporation shareholders are strongly advised to read, before they make any decision with respect to the tender offer, the Tender Offer Statement and the related solicitation/recommendation statement on Schedule 14D-9 that has been filed by Cascade Corporation with the SEC and mailed to its shareholders, because they contain important information about Toyota Industries Corporation, Cascade Corporation, the tender offer, including the various terms of, and conditions to, the tender offer, and other related matters. These documents are available at no charge on the SEC’s website at www.sec.gov. A copy of the Tender Offer Statement and related tender offer documents (once they become available) may be obtained free of charge by directing a request to Toyota Industries Corporation, c/o MORROW & CO., LLC, 470 West Avenue, Stamford, Connecticut 06902 or by calling toll-free 800-662-5200 or emailing info@morrowco.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements include, but are not limited to, statements as to the proposed acquisition of Cascade Corporation by Toyota Industries Corporation, the anticipated timing of filings and approvals relating to the transaction, the expected timetable for commencing the tender offer and completing the transaction, expected long-term growth for the combined company, plans for geographic expansion in the global marketplace and any other statements about Toyota Industries Corporation or Cascade Corporation’s managements’ future expectations, beliefs, goals, plans or prospects. Any statements that are not statements of historical fact (including any statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered forward-looking statements. Readers are cautioned that all forward-looking statements are based on current expectations and involve risks and uncertainties and a number of factors could cause our actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by us, or on our behalf. Factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, the possibility that certain conditions to the offer and the merger and to completion of the transactions will not be met, the possibility that competing offers may be made, conditions affecting the industries in which Toyota Industries Corporation or Cascade Corporation operate may change, Toyota Industries Corporation may not be able to successfully integrate Cascade Corporation’s operations and employees. The forward-looking statements contained in this release speak only as of the date on which they are made and, except as required by law, Toyota Industries Corporation expresses no intention or undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release and as a result, no undue reliance should be placed on these forward-looking statements.